Exhibit 99.1

For Immediate Release

Ignite Restaurant Group, Inc. to Host October 30th Conference Call

Company to Discuss Accounting Restatement, Second and Third Quarter 2012 Results

Houston, TX — (BUSINESS WIRE) — October 19, 2012 — Ignite Restaurant Group, Inc. (NASDAQ: IRG) today announced that it will host a conference call to discuss the completion of the Company’s accounting review and the restatement of its previously issued financial statements, as well as second quarter and third quarter 2012 results, on October 30, 2012 at 5:00 PM Eastern Time.

The Company previously announced that following an internal assessment of its lease accounting policies, it had determined it necessary to correct non-cash related errors related to its accounting treatment of certain leases. The Company also commenced a detailed review of its historical accounting for fixed assets and related depreciation expense in prior periods as a private company.

The Company has received a waiver through November 15, 2012 from the lenders under its senior secured credit facility, whereby the lenders agreed to waive the rights and remedies under the credit agreement arising from the delay in the Company filing its Quarterly Reports on Form 10-Q required to be filed with the Securities and Exchange Commission. The waiver was granted to provide the Company with additional time to complete the review of the Company’s historical accounting for fixed assets and related depreciation. The Company expects to file its Quarterly Reports upon completion of the accounting review and the restatement of its previously issued financial statements.

The Company has also received a notice from Nasdaq indicating that Nasdaq has granted the Company’s request for an exception to Listing Rule 5250(c)(1) in connection with the delay in the filing of its Quarterly Report on Form 10-Q for the second quarter ended June 18, 2012. The exception is conditioned upon the Company filing the Form 10-Q on or before November 16, 2012.

Conference Call Information

The conference call can be accessed live over the phone by dialing 888-487-0340 or for international callers by dialing 719-325-2333. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 4748736. The replay will be available until November 6, 2012. The call will also be webcast live from the Company’s website at www.igniterestaurants.com under the “Investors” section.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. owns and operates two restaurant brands, Joe’s Crab Shack and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. Joe’s Crab Shack and Brick House Tavern + Tap operate in a diverse set of markets across the United States.

Investor Relations Contact

Fitzhugh Taylor

203-682-8261

fitzhugh.taylor@icrinc.com

Media Relations Contact

Liz Brady DiTrapano

646-277-1226

liz.ditrapano@icrinc.com